Exhibit 99.1

Celebrating committed orders for over 200 Astra Spacecraft Engines!

Astra also completes second full program delivery

Astra celebrates cumulative committed orders for more than 200 engines1 and two full programs of Astra Spacecraft Engines™ already delivered.

“I’m thrilled that Astra has achieved both milestones: over 200 engines ordered and delivery of two full programs,” said Chris Kemp, Founder, Chairman, and CEO of Astra, “Thank you to our customers for their confidence in our team and products, and congratulations to the team for the tremendous amount of work put in to achieve this milestone.”

Astra is preparing for a move-in this quarter into our new 60,000 square foot production facility in Sunnyvale, California, where the team is expected to ramp production early next year to meet planned customer deliveries.

“We have more than doubled our backlog since June 30th of this year in Astra Spacecraft Engines™ where we continue to see sustained demand,” said Margo de Naray, VP of Mission Management and Customer Operations, “Reliable, on-time deliveries and exceptional customer focus are key to this positive momentum.”

[1]	Number of cumulative committed orders is measured from July 1, 2021, when Astra acquired Apollo Fusion, Inc. by merger, and includes 14 units in Apollo Fusion’s backlog on July 1, 2021

Exhibit 99.1

Safe Harbor Statement

Certain statements made in this press release are “forward-looking statements”. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in these forward-looking statements: (i) our failure to meet projected development and delivery targets, including as a result of the decisions of governmental authorities or other third parties not within our control or delays associated with our move-in to our new production facility; (ii) changes in applicable laws or regulations; (iii) the ability of the Astra to meet its financial and strategic goals, due to, among other things, competition; (iv) the ability of Astra to pursue a growth strategy and manage growth profitability; (v) the possibility that Astra may be adversely affected by other economic, business, and/or competitive factors; (vi) the effect of the COVID-19 pandemic on Astra and (vii) other risks and uncertainties described discussed from time to time in other reports and other public filings with the Securities and Exchange Commission, including our registration statements and quarterly reports.